Exhibit 23.1
Consent of Independent Auditors
We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-70170) of our report dated March 25, 2011, relating to the statement of net assets available for benefits of the Cerner Corporation 2001 Associate Stock Purchase Plan as of December 31, 2010 and the related statement of changes in net assets available for benefits for the year ended December 31, 2010, which report appears in the December 31, 2010 Annual Report on Form 11-K of the Cerner Corporation 2001 Associate Stock Purchase Plan.
/s/ Brown Smith Wallace, LLC
St. Louis, Missouri
March 25, 2011